Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP ANNOUNCES RANSOMWARE ATTACK

DALTON, GEORGIA (April 19, 2021) - On April 17, 2021, The Dixie Group, Inc. (NASDAQ: DXYN) (the “Company”) detected a ransomware attack on portions of its information technology systems. Response protocols were initiated immediately to contain the attack and the Company is working with cybersecurity experts as well as the appropriate legal authorities to investigate this incident.

The Company's internal resources are working actively with multiple external cyber defense teams to assess the situation, mitigate the impact and to restore its operating systems to full functionality as soon as possible.

The Company is assessing the potential effect on its operations and financial results while actively managing the situation to limit its impact.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, AtlasMasland and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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